UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0145
Washington, D.C. 20549	Expires: December 31, 2005
SCHEDULE 13G	Estimated average burden hours per response. . 11

Under the Securities Exchange Act of 1934
(Amendment No.  1 )1

Callidus Software

(Name of Issuer)

Common Stock

(Title of Class of Securities)

13123E500

(CUSIP Number)

12/31/04

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 13123E500

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Crosspoint Venture Partners 1997, LP, a California limited partnership (“CVP 1997”) 77-0468512

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization California Limited Partnership

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 906,673

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 906,673

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 906,673

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.71%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 13123E500

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Crosspoint Associates 1997, LLC, a California limited liability company (“CA 1997”) 77-0468508

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization California Limited Liability Company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 906,673 shares, of which 906,673 are directly held by CVP 1997. CA 1997 is the general partner of CVP 1997.

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 906,673 shares, of which 906,673 are directly held by CVP 1997. CA 1997 is the general partner of CVP 1997.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 906,673

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.71%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 13123E500

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Crosspoint Venture Partners LS 1999, LP, a California limited partnership (“CVP 1999”) 94-3337979

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization California Limited Partnership

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 353,773

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 353,773

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 353,773

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.45%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 13123E500

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Crosspoint Associates 1999, LLC, a California limited liability company (“CA 1999”) 94-3326176

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization California Limited Liability Company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 353,773 shares, of which 353,773 are directly held by CVP 1999. CA 1999 is the general partner of CVP 1999.

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 353,773 shares, of which 353,773 are directly held by CVP 1999. CA 1999 is the general partner of CVP 1999.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 353,773

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.45%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 13123E500

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Crosspoint Venture Partners 2000, LP, a California Limited Partnership (“CVP 2000”) 94-3344867

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization California Limited Partnership

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 242,483

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 242,483

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 242,483

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .99%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 13123E500

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Crosspoint Venture Partners LS 2000, LP, a California limited partnership (“CVP LS 2000”) 94-3359922

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization California Limited Parnership

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 3,144,502

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 3,144,502

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,144,502

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 12.88%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 13123E500

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Crosspoint Venture Partners 2000Q, LP, a California Limited Partnership (“CVP 2000Q”) 94-3344868

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization California Limited Partnership

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 2,119,270

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 2,119,270

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,119,270

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 8.68%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 13123E500

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Crosspoint Associates 2000, LLC, a California limited liability company (“CA 2000”) 94-3344866

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization California Limited Liability Company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

6.

Shared Voting Power
5,506,255 shares, of which 242,483 shares are directly held by CVP 2000, 3,144,502 shares are directly held by CVP LS 2000 and 2,119,270 shares are directly held by CVP 2000Q.  CA 2000 is the general partner of CVP 2000, CVP LS 2000 and CVP 2000Q.

	7.	Sole Dispositive Power -0-

8.

Shared Dispositive Power
5,506,255 shares, of which 242,483 shares are directly held by CVP 2000, 3,144,502 shares are directly held by CVP LS 2000 and 2,119,270 shares are directly held by CVP 2000Q.  CA 2000 is the general partner of CVP 2000, CVP LS 2000 and CVP 2000Q.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,506,255

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 22.55%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 13123E500

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) John B. Mumford

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

6.

Shared Voting Power
6,766,701 shares, of which 906,673 shares are directly held by CVP 1997, 353,773 shares are directly held by CVP 1999, 242,483 shares are directly held by CVP 2000, 3,144,502 shares are directly held by CVP LS 2000 and 2,119,270 shares are directly held by CVP 2000Q.  CA 1997 is the general partner of CVP 1997.  CA 1999 is the general partner of CVP 1999.  CA 2000 is the general partner of CVP 2000, CVP LS 2000 and CVP 2000Q.  Mr. Mumford is a general partner of CA 1997, CA1999 and CA 2000.  Mr. Mumford disclaims beneficial ownership of the shares held directly by CVP 1997, CVP 1999, CVP 2000, CVP LS 2000 and CVP 2000Q.

	7.	Sole Dispositive Power -0-

8.

Shared Dispositive Power
6,766,701 shares, of which 906,673 shares are directly held by CVP 1997, 353,773 shares are directly held by CVP 1999, 242,483 shares are directly held by CVP 2000, 3,144,502 shares are directly held by CVP LS 2000 and 2,119,270 shares are directly held by CVP 2000Q.  CA 1997 is the general partner of CVP 1997.  CA 1999 is the general partner of CVP 1999.  CA 2000 is the general partner of CVP 2000, CVP LS 2000 and CVP 2000Q.  Mr. Mumford is a general partner of CA 1997, CA 1999 and CA 2000.  Mr. Mumford disclaims beneficial ownership of the shares held directly by CVP 1997, CVP 1999, CVP 2000, CVP LS 2000 and CVP 2000Q.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,766,701

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 27.71%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 13123E500

Item 1.
(a)	Name of Issuer Callidus Software, Inc.
(b)	Address of Issuer's Principal Executive Offices 160 West Santa Clara Street, 15th Floor San Jose, CA 95113

Item 2.
(a)

Name of Person Filing
Crosspoint Venture Partners 1997, LP
Crosspoint Associates 1997, LLC
Crosspoint Venture Partners LS, 1999 LP
Crosspoint Associates 1999, LLC
Crosspoint Venture Partners 2000, LP
Crosspoint Venture Partners LS 2000, LP
Crosspoint Venture Partners 2000 Q, LP
Crosspoint Associates 2000, LLC
John B. Mumford

(b)	Address of Principal Business Office or, if none, Residence 2925 Woodside Road Woodside, CA 94062
(c)	Citizenship The entities listed in Item 2(a) are California Limited Partnerships and California Limited Liability Companies. The individual listed in Item 2(a) is a United States citizen.
(d)	Title of Class of Securities Common Stock
(e)	CUSIP Number 13123E500

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is:
Not Applicable
Item 4.	Ownership

See Items 5-11 of cover sheets hereto

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐.  Not Applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Not Applicable

CUSIP No. 13123E500

Item 8.	Identification and Classification of Members of the Group
Not Applicable

Item 9.	Notice of Dissolution of Group
Not Applicable

Item 10.	Certifications
Not Applicable
[The remainder of this page intentionally left blank]

CUSIP No.  13123E500

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: March 2, 2005

JOHN B. MUMFORD

Signature	/s/ Dede Barsotti
Dede Barsotti,
Attorney-in-Fact

CROSSPOINT VENTURE PARTNERS 1997, LP, A CALIFORNIA LIMITED PARTNERSHIP
By: Crosspoint Associates 1997, LLC, a California Limited Liability Company, its General Partner

		Signature	/s/ Dede Barsotti
Dede Barsotti, Attorney-in-Fact

CROSSPOINT VENTURE PARTNERS LS 1999, LP, A CALIFORNIA LIMITED PARTNERSHIP
By: Crosspoint Associates 1999, LLC, a California Limited Liability Company, its General Partner

		Signature	/s/ Dede Barsotti
Dede Barsotti, Attorney-in-Fact

CROSSPOINT VENTURE PARTNERS 2000, LP, A CALIFORNIA LIMITED PARTNERSHIP
CROSSPOINT VENTURE PARTNERS LS 2000, LP, A CALIFORNIA LIMITED PARTNERSHIP
CROSSPOINT VENTURE PARTNERS 2000 Q, LP, A CALIFORNIA LIMITED PARTNERSHIP

By: Crosspoint Associates 2000, LLC, a California Limited Liability Company, its General Partner

		Signature	/s/ Dede Barsotti
Dede Barsotti, Attorney-in-Fact

CUSIP No.  13123E500

EXHIBIT A

Agreement of Joint Filing

The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated March 2, 2005 containing the information required by Schedule 13G, for the securities of Callidus Software, held by Crosspoint Venture Partners 1997, LP, Crosspoint Venture Partners LS, 1999 LP, Crosspoint Venture Partners 2000, LP, Crosspoint Venture Partners LS 2000, LP, and Crosspoint Venture Partners 2000 Q, LP, each a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.

JOHN B. MUMFORD

Signature	/s/ Dede Barsotti
Dede Barsotti,
Attorney-in-Fact

CROSSPOINT VENTURE PARTNERS 1997, LP, A CALIFORNIA LIMITED PARTNERSHIP
By: Crosspoint Associates 1997, LLC, a California Limited Liability Company, its General Partner

		Signature	/s/ Dede Barsotti
Dede Barsotti, Attorney-in-Fact

CROSSPOINT VENTURE PARTNERS LS 1999, LP, A CALIFORNIA LIMITED PARTNERSHIP
By: Crosspoint Associates 1999, LLC, a California Limited Liability Company, its General Partner

		Signature	/s/ Dede Barsotti
Dede Barsotti, Attorney-in-Fact

CROSSPOINT VENTURE PARTNERS 2000, LP, A CALIFORNIA LIMITED PARTNERSHIP
CROSSPOINT VENTURE PARTNERS LS 2000, LP, A CALIFORNIA LIMITED PARTNERSHIP
CROSSPOINT VENTURE PARTNERS 2000 Q, LP, A CALIFORNIA LIMITED PARTNERSHIP

By: Crosspoint Associates 2000, LLC, a California Limited Liability Company, its General Partner

		Signature	/s/ Dede Barsotti
Dede Barsotti, Attorney-in-Fact